Exhibit 99.01

Sean Trauschke named president of Oklahoma Gas and Electric

Appointment first step in CEO succession planning

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE) Chairman, President and CEO Pete Delaney today announced that the company's board of directors has named Sean Trauschke president of the company's Oklahoma Gas and Electric subsidiary. In addition to his new role, Trauschke will continue to serve as chief financial officer of both OGE Energy and OG&E, positions he has held since April 2009.

Delaney had served as president of OG&E since December 2011 when former president Danny Harris retired.

"This promotion recognizes Sean for his proven leadership, his knowledge and experience in the industry and his contributions as CFO," Delaney said. "Sean is committed to our culture, cares deeply for our members and is keenly aware of the strategic issues facing our industry. His appointment to this role is also an important step in our succession planning process. Having a clear succession plan is key to OGE Energy's long-term sustainability."

Trauschke joined OGE Energy in 2009 as vice president and CFO. Prior to joining OGE Energy, he served in various leadership positions at Duke Energy. He holds a bachelor's degree from the University of North Carolina at Charlotte and a master's degree in business administration from the University of South Carolina.

"I'm very honored and yet humbled to serve in this new role," Trauschke said. "Our company has more than a century of success behind it, as well as a dedicated, hard-working workforce that is second to none. I look forward to being a part of the utility's continued success."

OGE Energy is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility serving more than 800,000 customers in Oklahoma and western Arkansas. In addition, OGE holds 50 percent of the general partner interest created by the combination of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.